EXHIBIT 99.1

Kohlberg Capital Corporation Announces Pricing of Private Offering of $55 Million of 8.75% Convertible Senior Notes Due 2016

NEW YORK, March 11, 2011 (GLOBE NEWSWIRE) -- Kohlberg Capital Corporation (Nasdaq:KCAP) ("Kohlberg Capital") announced today the pricing of $55 million in aggregate principal amount of its unsecured 8.75% Convertible Senior Notes Due 2016 (the "Notes"). Kohlberg Capital has granted the initial purchaser an option to purchase up to an additional $8.25 million principal amount of the Notes to cover over-allotments, if any. The Notes will be offered only to qualified institutional buyers (as defined in the Securities Act of 1933, as amended (the "Securities Act")) pursuant to Rule 144A under the Securities Act.

The Notes will be convertible into shares of Kohlberg Capital's common stock based on an initial conversion rate of 118.5255 shares of common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $8.44 per share of common stock. The conversion rate will be subject to adjustment upon certain events.

Interest on the Notes will be payable semiannually in arrears on March 15 and September 15, beginning September 15, 2011. The Notes will mature on March 15, 2016. The Notes will be senior unsecured obligations of Kohlberg Capital.

Kohlberg Capital expects to use the net proceeds of from the sale of the Notes for general corporate purposes, which primarily includes investing in portfolio companies in accordance with its investment objective and strategies, current market conditions and the prudent maintenance of balance sheet liquidity.

Neither the Notes nor the common stock that may be issued upon conversion thereof have been or will be registered under the Securities Act. Neither the Notes nor the common stock that may be issued upon conversion thereof may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

The Kohlberg Capital logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3121

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute "forward-looking statements," which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Kohlberg Capital undertakes no duty to update any forward-looking statements made herein.

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CONTACT: Kohlberg Capital Corporation
         Investor Relations
         Denise Rodriguez
         (212) 455-8300
         info@kohlbergcapital.com